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                                                                    EXHIBIT 99.1

                                 PROMISSORY NOTE

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EFFECTIVE DATE:                     COUNTY AND STATE OF  TRANSACTION:
              June 6, 2000             Parker County, Texas
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
MAKER (Name, Mailing Address and Zip Code):  PAYEE (Name, Address and Zip Code):

Harold "Hayseed" Stephens                    Ness Energy International, Inc.
4201 I-20 Service Road                       4201 I-20 Service Road
Willow Park, Texas 76087                     Willow Park, Texas 76087

Principal Amount:                            Interest Rate:
$300,000                                     % New York Prime Rate Plus 2%
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NUMBER OF PAYMENTS:      AMOUNT OF EACH PAYMENT:      Dates of Payment:
One                      All the principle amount     On or before maturity,
                         And all accrued interest     June 6, 2001

1. CONSIDERATION. For value received the Maker promises to pay to the order of the Payee the Principal Amount together with interest according to the terms stated herein.

2. PAYMENT. Principal and interest shall be payable in lawful money of the United States. Interest accrued to date shall be first deducted from the payments and the balance of each payment shall be applied to the Principal Amount. Payment shall be made at the address of the Payee on or before the due date.

3. PREPAYMENT. Payment in advance may be made in any amounts, in which event interest shall be prorated accordingly.

4. EVENTS OF DEFAULT. Any of the following events shall, for purposes of this Note, constitute an event of default:

    4a. MISREPRESENTATION. The making of any misrepresentation by the Maker to the Payee for the purpose of obtaining credit or an extension of credit.

    4b. CREDITOR'S MEETING. The calling of a meeting of the Maker's creditors;

    4c. COMMITTEE OF CREDITORS. The appointment of a committee of the Maker's creditors;

    4d. ASSIGNMENT FOR BENEFIT OF CREDITORS. The making of an assignment for the benefit of the Maker's creditors;

    4e. RECEIVERSHIP. The filing of a voluntary or involuntary petition for or the appointment of a receiver of the Maker's property;

    4f. BANKRUPTCY. The filing of a voluntary petition by or an involuntary petition against the Maker under any provision of the Federal Bankruptcy Act;

    4g. ATTACHMENT. The issuance of a warrant of attachment or for distraint against any of the Maker's property;

    4h. TAX LIEN. The issuance of a notice of tax lien against the Maker or the Maker's property;

    4i. JUDGMENTS. The entry of a judgment against the Maker or the Maker's property;

    4j. NONPAYMENT OF TAXES. The Maker's failure to pay, withhold, collect or remit any tax or tax deficiency when assessed or due;

    4k. DEATH. The Maker's death;

    4l. DISSOLUTION OF BUSINESS. The dissolution of the Maker's business;

    4m. BULK SALE. The making of a bulk sale by the Maker or the giving of notice of intent to do so;

    4n. ENCUMBERING ACCOUNTS RECEIVABLE OR PROPERTY. The mortgage, pledge or assignment of the Maker's account receivable or other property;

    4o. SUSPENSION OR LIQUIDATION OF BUSINESS. The suspension or liquidation of the Maker's usual business;

    4p. FAILURE TO FURNISH FINANCIAL INFORMATION. The Maker's failure, after demand by the Payee, to furnish financial information to the Payee or permit the Payee to examine any of the Maker's books of account or records;

    4q. DEFAULT IN PERFORMANCE OF OTHER OBLIGATIONS. The Maker's failure to pay on any other note or obligation held by the Payee when due.

    PROMISSORY NOTE - Page 1 of 2

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5.  ACCELERATION. The unpaid principal and accrued interest shall become immediately due and payable at the option of the Payee or holder of this Note when:

    5a. Any installment is not paid when due and Payee has given 10 days written notice by certified mail or delivery.

    5b. The Maker fails to perform any term of any collateral instrument or ancillary agreement which secures or is executed contemporaneously with this Note for more than 15 days 5c. Any event of default described herein remains unresolved or uncorrected for more than 15 days.

6. NON-PAYMENT WHEN DUE. If any payment of principal and interest due hereunder is not paid, the amount of such installment which has matured shall bear interest at the rate of 18% per annum from its maturity date until paid.

7. REMEDIES. In the event of default, the Payee shall have all the rights, options, duties and remedies of a secured party at law, in equity or by statute, including such remedies as may be specified for secured parties generally under the existing laws. In addition, Payee shall have the right to immediately retake possession of the Collateral Security for this Note.

8. WAIVERS AND APPLICABLE LAW. The Maker, sureties, endorsers, and guarantors hereof severally waive demand for payment, notice of non-payment, protest and notice of protest of this Note and consent to extensions of time for payment without notice. The construction, validity and effect hereof shall be governed by the laws of this state and the Maker consents that suit or other collection proceedings to enforce this Note may be brought against him by the Payee or holder of this Note in the courts of the county in which the above address of the Payee is located.

9. COLLECTION FEES. If this Note is placed in the hands of an attorney for collection, the Maker agrees to pay reasonable collection costs including reasonable attorney's fees therefore, whether or not suit is brought hereon. In the event of court action, the costs and fees shall be determined by the court. All costs and fees shall be added to the Principal Amount and bear interest at the same rate as on the Principal Amount.

10. RIGHT OF FIRST REFUSAL. Should the Payee or Holder elect to sell, assign, or transfer this note to any third party, for a discount or for any amount of money less than the outstanding principal balance of this note at that time, then this sale, assignment, or transfer shall be accomplished only with the mutual written consent of the parties, and the Payee/Holder shall be obligated to first make the same offer to the Maker under the same terms and conditions as to the third party and the Maker shall have the right to purchase this note for the reduced amount within thirty (30) days of receipt of the notice from the Payee/Holder.

11. USURY PROTECTION. Should any interest charge or other provision of this note violate any present or future usury laws applicable to this Promissory Note, then the interest rate or other terms shall automatically be reduced to the maximum amount permitted by law. The Maker shall have the duty to bring such laws to the attention of Payee. Failing to do so before payment shall be waiver by Maker of those restrictive limits.

12. LATE CHARGE. A late charge of 10% of an overdue payment shall be charged as a penalty on any payment that is past due, in addition to any interest due for non-payment as otherwise provided for herein.

13. COLLATERAL SECURITY. This Note is secured by:


                       This promissory note is unsecured.

14. OTHER PROVISIONS:

                There are no other oral or written provisions or agreements to this Promissory note.

1. /s/  Bob Lee                              Ness Energy International, Inc.

2. /s/  Rick Palmer                          By:  /s/  Harold "Hayseed" Stephens

Signatures of Witnesses of
Maker's Signature                            Signatures of Maker and Co-Maker